As filed with the Securities and Exchange Commission on February 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0969592
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

660 W. Germantown Pike, Suite 110 Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip code)

2016 Omnibus Incentive Plan

(Full title of plan)

J. Joseph Kim, Ph.D.

President and Chief Executive Officer

Inovio Pharmaceuticals, Inc.

660 W. Germantown Pike, Suite 110

Plymouth Meeting, Pennsylvania 19462

(267) 440-4200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

John W. Kauffman, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, PA 19103

(215) 979-1227

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	6,000,000 shares	(2)	$38,940,000	$4,513.15

(1)	This registration statement shall also cover any additional shares of Inovio Pharmaceuticals, Inc. common stock that become issuable under such plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares Inovio Pharmaceuticals, Inc. common stock.
(2)	Pursuant to Rule 457(h), the maximum aggregate offering price was calculated multiplying 6,000,000 shares times $6.49 per share based on the average of the high and low sales prices of Inovio Pharmaceuticals, Inc. common stock on February 10, 2017, which is a date within five business days prior to the filing of this registration statement, as reported on the NASDAQ Stock Market.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have filed with the SEC (File No. 001-14888) are incorporated by reference into this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 14, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, as filed with the SEC on May 9, 2016, August 8, 2016 and November 9, 2016, respectively;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2016;

•	Our Current Reports on Form 8-K as filed with the SEC on March 15, 2016, March 18, 2016, May 17, 2016, June 17, 2016, August 3, 2016, October 14, 2016, October 24, 2016, November 9, 2016 and February 13, 2017, respectively; and

•	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, or the Exchange Act, as modified by our reports we file under the Exchange Act.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this registration statement and until the offering under this registration statement is completed will be deemed to be incorporated by reference into this registration statement and will be a part of this registration statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this registration statement, except as modified or superseded.

Item 4.	Description of Securities.

No answer to this item is required because the class of securities to which this registration statement relates is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Our Amended and Restated Certificate of Incorporation provides that, pursuant to the DGCL, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide that we will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of our company, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We also have directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in signature pages)

Item 9.	Undertakings.

We hereby undertake:

(a)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)    that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Plymouth Meeting, Pennsylvania, on February 14, 2017.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ J. Joseph Kim
J. Joseph Kim
President and Chief Executive Officer

Know all men by these presents, that each person whose signature appears below constitutes and appoints J. Joseph Kim and Peter Kies, and each or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person’s name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avtar Dhillon Avtar Dhillon	Chairman of the Board of Directors	February 14, 2017

/s/ J. Joseph Kim J. Joseph Kim	President, Chief Executive Officer and Director (principal executive officer)	February 14, 2017

/s/ Peter Kies Peter Kies	Chief Financial Officer (principal financial and accounting officer)	February 14, 2017

/s/ Simon X. Benito Simon X. Benito	Director	February 14, 2017

/s/ Angel Cabrera Angel Cabrera	Director	February 14, 2017

Signature	Title	Date

/s/ Morton Collins Morton Collins	Director	February 14, 2017

/s/ Adel A.F. Mahmoud Adel A.F. Mahmoud	Director	February 14, 2017

/s/ David Weiner David Weiner	Director	February 14, 2017

/s/ Nancy J. Wysenski Nancy J. Wysenski	Director	February 14, 2017

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith).

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in signature pages).